Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:
People’s Liberation, Inc. and Subsidiaries

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-147684) on Form S-1 of People's Liberation, Inc., of our report dated March 27, 2009, except for Note 26, as to which the date is May 27, 2009, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2008, appearing in the Prospectus which is part of such Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Crowe Horwath LLP

Sherman Oaks, California
May 27, 2009